EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 96 to Registration Statement No. 2-27962 on Form N-1A of our reports dated February 16, 2009, relating to the financial statements and financial highlights of Eaton Vance Special Investment Trust, including Eaton Vance Large Cap Growth Fund and Eaton Vance Small-Cap Fund, appearing in the Annual Reports on Form N-CSR of Eaton Vance Special Investment Trust for the year ended December 31, 2008, and to the references to us under the headings ‘‘Financial Highlights’’ in the Prospectus and ‘‘Independent Registered Public Accounting Firm’’ in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts July 30, 2009